EXHIBIT 99.1

MAGNUS INTERNATIONAL RESOURCES INC. REGRETFULLY ANNOUNCES
THE PASSING OF DR. PAUL TAUFEN

Las Vegas, Nevada – August 29, 2006 – Magnus International Resources, Inc. ("Magnus") ("the Company") (NASD OTC BB: “MGNU”) deeply regrets to announce that one of its directors, Dr. Paul Taufen, has unexpectedly passed away from cardiac-related problems.

Dr. Taufen had been consulting with the company since November 2004, and was appointed a director of the Company on November 25, 2005. Paul played a significant role in the technical development of Magnus’ exploration properties in China, and also in building the world-class team of professionals that has now been assembled to execute the exploration programs.

“Paul was an incredible human being. He enriched the lives of everyone with whom he came into contact and will be remembered as a friend and mentor to those with whom he worked. Paul’s unique combination of technical brilliance, humility, and unceasing eagerness to help others and to selflessly pass on his experience earned him the highest levels of respect from his peers. He will be missed by the geological community, and indeed, by all those who knew him. We, at Magnus, would like to extend our deepest sympathies to the Taufen family,” stated Graham Taylor, CEO of Magnus.

Mr. Steven Tan, a director of Magnus added, “Dr. Taufen was one of the world’s foremost experts in exploration geochemistry, and was regarded by both friends and colleagues as a thoroughly professional individual of high moral character.  He will be missed at Magnus, both as a valued contributor to the Company and as an outstanding human being and friend.”

If you would like to pass a message along to the Taufen family, you are invited to send your email to mailto:info@magnusresources.cominfo@magnusresources.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Magnus International Resources Inc.
Investor Relations
1-888-888-1494
info@magnusresources.com
www.magnusresources.com

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Magnus International Resources, Inc., and its subsidiaries, business and project plans. such forward looking statements are within the meaning of Section 27a of the Securities Act of 1933, as amended, and section 21e of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Magnus expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. such risks include, but are not limited to price volatility of gold and other metals; currency fluctuations; political, operational, and governmental approval and regulation risks in China. for a more detailed discussion of such risks and other factors, please see "Risk Factors" in our Form 10K for our most recently completed fiscal year, on file with the sec at www.sec.gov. this document also contains information about adjacent properties on which Magnus has no rights to explore or mine. Investors are cautioned that mineral deposits on adjacent properties are not necessarily indicative of mineral deposits on Magnus' properties.